EXHIBIT A to Confidential Private Placement Memorandum • Regulation D Rule 506(c) • Foothills Production II, LLC

a Wyoming Limited Liability Company

CONFIDENTIAL

BUSINESS

PLAN

July 1, 2019

FOOTHILLS PRODUCTION II, LLC

10940 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

(424) 901-6655

EXHIBIT A to Confidential Private Placement Memorandum • Regulation D Rule 506(c) • Foothills Production II, LLC

TABLE OF CONTENTS

CONFIDENTIALITY AND DISCLAIMER	3
BUSINESS OVERVIEW	4
About the Company	4
Investment Opportunity	4
Business Opportunity	5
1. Sumatra Field in Rosebud Co., MT:	5
2. Big Wall & Little Wall Field in Musselshell Co., MT	6
3. Shallow Gas Properties in Stillwater and Sweet Grass Co., MT	6
4. Emerging Horizontal Play	6
5. Potential Helium Exploration Play	6
OPERATIONS PLAN	7
Phase I	7
Big Wall / Little Wall and Sumatra Field Remedial Operations	7
Phase II	9
Shallow Gas Fields	9
Phase III	9
Turnkey Horizontal Well	9
BUSINESS STRATEGY	9
Membership Unit Structure	10
Transaction Structure Overview	10
FINANCIAL SUMMARY	11
Return on Investment Summary	11
Potential Returns Per Unit	11
Operator’s Call Option	13
USE OF PROCEEDS	14
ENERGY MARKET ENVIRONMENT	14
Market Opportunity	14
Crude Oil Outlook	14
Natural Gas Outlook	14
Crude Oil	15
Natural Gas	15
MONTANA OIL AND GAS	16
Sumatra Field	17
Lake Basin	17
RISK FACTORS	17
COMPANY MANAGEMENT	17
Manager	17
Secretary	18
OPERATOR MANAGEMENT	18
CEO, Interim CFO & Director	18
Executive Vice President of Finance & Director	18
Vice President of Business Development	19
Director	19
Executive Chairman and CEO/Director of Foothills Petroleum, Inc.	19

July 1, 2019	Page 2 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

CONFIDENTIALITY AND DISCLAIMER

This Confidential Business Plan (this “Plan”) has been prepared by the management of Foothills Production II, LLC (“Company” or “Foothills Production”) for informational purposes and contains confidential information pertaining to the business and affairs of Foothills Production. This Plan is being made available to selected parties as Exhibit A to the Confidential Private Placement Memorandum dated July 1, 2019 (the “Memorandum”); and the Participation Agreement referenced herein is also being made available as Exhibit B to the Memorandum for the purpose of assisting the recipients in deciding whether to proceed with an investment in the membership units of the Company (the “Units”). This Plan and the Participation Agreement should both be read in conjunction with the Memorandum. By viewing the Plan each recipient acknowledges that he, she, or it and his, her or its representatives are bound by the confidentiality agreement and that the confidentiality agreement applies to the use, distribution and legal rights regarding the information contained herein. The information contained herein has been prepared to assist interested parties in making their own evaluation of Foothills Production and does not purport to contain all of the information that a prospective party may desire. In all cases, interested parties should conduct their own investigation and analysis of the information and data set forth in this Plan and satisfy themselves as to the accuracy, reliability and completeness of such information and data.

Foothills Production II, LLC does not make any representations as to the accuracy or completeness of the information in this Plan or any other information made available to recipients of this Plan. In particular, no representation or warranty is made as to the achievement or reasonableness of any future projections, management estimates, prospects, returns or market data contained herein. Foothills Production nor any of their respective shareholders, directors, officers, related bodies, corporate partners, affiliates, employees or advisors (collectively, the “Associates”) has verified, nor will verify, any part of this Plan or any other information made available to recipients of this Plan. Subject to any law to the contrary, and to the maximum extent permitted by law, Foothills Production and their Associates disclaim and exclude all liability for any loss or damage (whether foreseeable or not) suffered by recipient or any person or entity acting on, or refraining from acting because of, anything contained in or omitted from this Plan, whether the loss or damage arises in connection with any negligence, default, lack of care or misrepresentation, in contract or in equity, on the part of Foothills Production or their Associates or any other cause. Each recipient of this Plan agrees that it shall not seek to sue or hold Foothills Production or their Associates liable in any respect related to this Plan and the information contained herein. Only those agreements, representations and warranties which may be made to a party in a definitive agreement executed by Foothills Production and such party shall have any legal effect.

This Plan contains certain statements, financial data, projections, forecasts and estimates that are based upon assumptions and subjective judgments that the management of Foothills Production II, LLC, believes to be appropriate given current facts and circumstances existing in the markets in which the operating divisions of the Company conduct business. There will be differences between such projections, forecasts and estimates and actual results since events and circumstances frequently do not occur as expected, and such differences may be material. The estimated, forecasted and projected financial results contained in this Plan should not be considered to be a presentation of actual results. There can be no assurance that any estimated, forecasted or projected results are obtainable or will be realized. Foothills Production nor its Associates accepts any responsibility to inform the recipients of this Plan of any matter arising or coming to any of their notice which may affect any matter referred to in this Plan (including but not limited to any error or omission which may become apparent after this Plan has been issued).

This Plan shall not be deemed an indication of the state of affairs of Foothills Production nor shall it constitute an indication that there has been no change in the business or affairs of Foothills Production since the date of this Plan or since the date at which any information contained herein is expressed to be stated. If further information in connection with the transaction is provided by Foothills Production or its Associates or any other person or entity, recipients of this Plan acknowledge receipt of such information as though it formed a part of this Plan. Foothills Production will arrange for appropriate due diligence by selected interested parties. In furnishing the Plan, Foothills Production undertakes no obligation to provide the recipient with access to any additional information.

Foothills Production reserves the right to negotiate with one or more prospective parties at any time and to enter into a definitive agreement at any time without prior notice to any prospective parties. Also, Foothills Production reserves the right to terminate, at any time, further participation in the investigation and proposal process by any party and to modify the procedures without assigning any reason therefor. No legal relationship shall be created by virtue of the issuance or delivery of this Plan.

ALL INQUIRIES REGARDING THE PROPOSED TRANSACTION AND ANY REQUESTS FOR ADDITIONAL INFORMATION SHOULD BE DIRECTED TO THE FOLLOWING:

FOOTHILLS PRODUCTION II, LLC

10940 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

(424) 901-6655

Charles R. Cox	Manager	Office: (424) 901-6655	production2@foothillspetro.com

July 1, 2019	Page 3 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

BUSINESS OVERVIEW

About the Company

Foothills Production II, LLC (“Foothills Production,” or the “Company”), was formed in 2019, for the sole purpose of financing the acquisition and optimization of oil and gas assets located in Rosebud, Musselshell, Stillwater and Sweet Grass Counties, Montana. The Company is a limited liability company formed under the laws of the State of Wyoming.

The Company’s principal offices are located at 10940 Wilshire Boulevard, 23rd Floor, Los Angeles, CA 90024. The Company’s telephone number is (424) 901-6655. The Company Manager is Charles R. Cox, (“Manager”) and he manages the Company’s day-to-day operations. Foothills Exploration, LLC (“Operator”), a Wyoming limited liability company and a wholly-owned indirect subsidiary of Foothills Exploration, Inc. (OTC.QB: FTXP), a Delaware corporation, shall own and operate the oil and gas properties being acquired. The Company will acquire Net Profits Interest in the oil and gas properties being acquired and optimized by the Operator through a Participation Agreement as described below. The Participation Agreement is being provided to select parties as Exhibit B to the Memorandum and should be read in conjunction with th Plan and the Memorandum.

Investment Opportunity

The Company seeks to raise $3,000,000, through the sale of Membership Units, to finance its Participation Agreement for the acquisition, optimization and development of approximately 7,000 acres and 87 oil and gas wells in Montana. This is a unique investment opportunity allowing accredited investors to get involved in a production play with optimization and development potential. Each $50,000 Unit of Membership interest in the Company is projected to deliver cash-on-cash returns of approximately $211,395 over an 8-year period (see graph below). Projected annual net income per unit below excludes any value attributable to FTXP securities or future development growth of the Assets being acquired by the Operator, which Members will also be entitled to – providing possible additional upside.

Foothills Production II, LLC
Projected Net Income Per Unit
4-yr Per Unit
Total Returns:
~$122,863
8-yr Per Unit
Total Returns:
~$211,395
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$19,134
$31,003
$34,515
$38,241
$20,780
$22,738
$22,575
$22,408
1 Unit of Membership Interest = $50,000
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
NPI Income/Unit
OpEx/Unit
Net Income/Unit

July 1, 2019	Page 4 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

The Company forecasts a risk-adjusted return on investment, remitting monthly net income distributions from the Company’s net profits interest in the Assets for a period of eight years in total.

Potential benefits of investing in Membership Units are:

Attractive Risk-Adjusted Returns

Asset-level participation in net profits from producing Assets

Upside opportunity in a public equity

Business Opportunity

Foothills Production entered into a Participation Agreement for the acquisition, development and optimization of two operated waterflood properties located in Rosebud and Musselshell counties, Montana and certain shallow gas properties located in Stillwater and Sweet Grass counties, Montana (the “Assets”).

The Assets are currently generating approximately $1.8 million in total annual gross revenues. The oil properties’ total gross production during December 2018 was 106 barrels of oil per day (“BOpd”) with net production of 72 BOPD (100% oil). The two operated waterfloods are currently producing from the Tyler and Amsden formations. The shallow gas properties consist of 29 stripper wells in Stillwater and Sweet Grass counties. The gas wells produced from stacked pay environment in the Cretaceous interval.

The Assets provide promising remedial and rework opportunities including Proved-Developed Non-Producing (“PDNP”) and Proved-Undeveloped (“PUD”) reserves.

PDNP Projects: ~$500,000 Investment for potential 108 BOPD increase

Numerous Low-cost Return-to-Production Candidates

Electric Submersible Pump (“ESP”) Replacements

Injection Conversions of Inactive Producers

Multi Ray Recompletions (Amsden Zone)

Deeper Frontier Play

Possible Horizontal Development (152 MBO)

Total proved developed net reserves for the two fields are reported at 744 thousand barrels of oil (“MBO”), valued at $4,836,000 PV-10 with an additional 152 MBO of undeveloped net reserves that may be obtained through horizontal development of the Amsden formation in the Big Wall / Little Wall field.

1. Sumatra Field in Rosebud Co., MT:

The Tyler sand mature waterflood. 34-Total Wells (4-PDP, 15-PDNP, 13-Active Injectors, 1-Inactive Injector & 1-Water Supply Well) with gross production of 44 BOPD (100% oil) and net production of 20 BOPD from the Tyler sands.

The Assets include a 52% operated working interest (“WI”) and 45% net revenue interest (“NRI”) in the Sumatra field. That field has 7-inactive wells in need of repair with the potential to increase daily production by ~73 BOPD. The Sumatra field also has a reported total proved developed net reserves of 468 MBO valued at ~$2,251,000 PV-10.

July 1, 2019	Page 5 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

2. Big Wall & Little Wall Field in Musselshell Co., MT

The Tyler sand and Amsden mature waterflood has 24-total Wells (8-PDP, 10-PDNP, 6-Active Injectors) with gross production of 62 BOPD (100% oil) and net production of 52 BOPD from the Tyler and Amsden formations. The Assets include a 100% Operated WI & 85% NRI in the Big Wall field (20-wells) and 82% operated WI & 70% NRI in the Little Wall field (4-wells). Both fields offer remedial and maintenance upside.

Big Wall/Little Wall has 10-inactive wells (4 in need of repair and 2 possible injector conversions) with the potential to increase daily production by ~35 BOPD at an average net cost of ~$12,856/BOPD and total net investment of ~$305,000 (see Table 1). The field has a reported total proved developed net reserves of 276 MBO valued at ~$2,585,000 PV10. We expect this field should yield additional upside in the undeveloped horizontal Amsden formation, which has a reported 152 MBO net reserves valued at ~$1,502,000 PV10 after a ~$650,000 net investment to drill.

3. Shallow Gas Properties in Stillwater and Sweet Grass Co., MT

Operated Lake Basin and Six Shooter Dome Field

These fields have 29 total wells, 19 shut-in and 10 producing from multiple formations. The Six Shooter Dome Field has the potential to increase daily production through recompletion of the existing wells into the Big Elk and Dakota formations. The Lake Basin Field has 25 wells that are the target of recompletions in different zones to increase production.

These wells have behind-pipe potential in the Muddy, and Dakota formations. Deeper potential also exists in the Frontier formation. A redesign of the water injection program and ongoing management has the potential materially to increase production by reinjecting the produced water into the Stimpson or Copulous formations (into the downdip wells) to re-pressurize the reservoir updip.

4. Emerging Horizontal Play

Using a geology-based assessment methodology, the U.S. Geological Survey in 2016 estimated undiscovered, technically recoverable mean resources of 637 million barrels of oil (MMBO) in the Heath Formation in the North-Central Montana AU. This is a 5,000-feet shallow, fractured play that consists of a heterogenous mix of lithologies including black shales, limestone, sandstone, anhydrite and coal. A new Mississippian commercial discovery was made in 2019, on the Sumatra Syncline, immediately west of the Sumatra Field. The Rosebud County well will be a commercial lateral Heath Producer. The depth of the well is 5,100 feet.

Evidence suggests that the Heath is source rock for the reservoir, some petroleum has migrated from the formation, and much of it has produced from the overlying Tyler formation; however, the primary resource potential is within the Heath formation. Fields like the Sumatra have produced 47.5 Million Barrels of oil from the Tyler formation.

5. Potential Helium Exploration Play

The Operator plans to actively test the hydrocarbons produced from the Assets being acquired and from offset acreage for economic quantities of helium. If commercial quantities are found, the Operator will produce and sell its helium into the marketplace. The Operator will have an active geological program aimed at the delineation and identification of helium sources from produced gas. The Operator will also look into testing the Precambrian and other deeper formations for nitrogen and helium as byproducts of natural gas production.

Helium (“He”) is the second most abundant element in the universe, and yet here on earth it is a more limited commodity. Supplies come from only four countries – USA, Russia, Algeria and Qatar – and the supply of He to the western world is scarce and precarious. Substantially all current reserves of He were discovered as a by-catch from the search for petroleum. Current prices for He have ranged from $300/Mcf to as high as $1,000/Mcf.

July 1, 2019	Page 6 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

In the U.S., He was first discovered in economic quantities in Dexter, Kansas, in 1903. Markets developed and other helium discoveries were made. Some fields contained up to 10% He by volume, which is significant when the economic concentration for extractable He is 0.3% - at which level its value may be equivalent to the remaining 99.7% of the discovered gas volume (assuming this is commercially saleable methane). Montana is one of only nine U.S. states where helium has been discovered in economic quantities.

Helium reserves in the USA have declined significantly in recent years. It is anticipated that current global helium reserves are set to decline to critically low levels in a few tens of years. The industry has been failing to replace what is being used. Recycling is minimal and largely unfeasible.

OPERATIONS PLAN

The Operator has planned operations consisting of a field-wide well rework, offset drilling, and recompletion program designed to optimize the properties and generate a combined projected increase of 200% or more in current oil production rates.

The Operator intends to increase production from several marginal oil production wells and expects to complete workover operations in a three-phase program within 90-days post-closing.

The Assets are located in Rosebud, Musselshell, Stillwater and Sweet Grass counties, Montana.

Phase I

Big Wall / Little Wall and Sumatra Field Remedial Operations

The Operator has targeted 11 of the Proved Developed Non-Producing wells (“PDNP”) being acquired for workover operations designed to increase production rates through reworks. Workover projects range from electric submersible pump (“ESP”) replacements of inactive producers as well as general surface equipment repairs. These projects are expected to unlock PDNP net reserves of 466 MBO at a PV-10 value of $3,422,000.

July 1, 2019	Page 7 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Significant upside value can be found in 11 additional PDNP wells that have been identified as low-cost, return to production projects. The Operator’s technical team estimates that a 108 BOPD increase can be obtained for a total net investment of approximately $500,000 for an average ~$4,630/BOPD increase (see Table 1 below).

Table 1: PDNP Production Uplift Projects

Well Name	Last Prod.	Gross BOPD	Work Required	Est. BOPD Increase	Net CapEx	# of Total CapEx	Net CapEx / BOPD
Big Wall / Little Wall Field							
Bnrr B Nct-1 #16	15-Mar	14.4	Electrical work	16.0	$5,000	1.0%	$313
Moffett #D618	15-Nov	5.8	Replace ESP	9.0	$100,000	20.0%	$11,111
Bwutsu #A617	18-Feb	0.3	Replace ESP	5.0	$100,000	20.0%	$20,000
Zoerb #3-18	10-Oct	0.9	Turn on/Add ESP	5.0	$100,000	20.0%	$20,000
Total:		**21.4**		**35.0**	**$305,000**	**61.0%**	
Average:				**8.8**	**$76,250**		**$12,856**
Sumatra Field							
Cstsu #B410	15-Mar	2.8	Jet Pump Welding	6.0	$5,000	1.0%	$833
Cstsu #D314	15-Aug	8.0	Replace Flowline	13.0	$15,000	3.0%	$1,154
Cstsu #A411	15-Mar	8.5	Replace ESP	18.0	$45,000	9.0%	$2,500
Cstsu #B411	15-Oct	11.5	Replace ESP	14.0	$40,000	8.0%	$2,857
Cstsu #C409	16-Jun	8.2	Replace ESP	13.0	$40,000	8.0%	$3,077
Cstsu #D116	15-Mar	3.8	Replace ESP	9.0	$40,000	8.0%	$4,444
Cstsu #A116	11-May	Inj.	Inj. Pump Rebuild	N/A	$10,000	2.0%	$-
Total:		**42.8**		**73.0**	**$195,000**	**39.0%**	**$2,671**
Average:				**12.2**	**$27,857**		**$2,290**
GRAND TOTAL:		**64.0**		**108.0**	**$500,000**	**100.0%**	**$4,630**

Central Sumatra Tyler Sand Unit — Rosebud Co., MT

9
10
11
14
15
16
C210
A309
D309
A310
B310
C310
D310
B311
D311
A311Y
B409
D409
B410
C410
D410
A411
B411
C411
D117
A116
B116
C116
D116
A115
B115
C115
16
B114X
B114
C114
LOC #2
LOC #4
B216
C216
D216
C215
D215
D215X
C214
D214
A213
D316
A315
B315
C315
D315
A314
B314
C314
A313
A415
B415
C415
A414
D414
A413
Secondary recovery waterflood began in 1980s.

4 Producing Wells | 13 Injector Wells | 1 Water Supply Well | 15 Inactive Producing Wells | 1 Inactive Injection Well

July 1, 2019	Page 8 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Phase II

Shallow Gas Fields

Nineteen (19) wells in the two fields are currently shut-in. The Operator plans to implement a program of soap and agitation sticks initially to increase flow rates and reestablish production from these shut-in wells. The Operator has identified potential behind pipe zones in several wells completed in the Big Elk, Dakota, and Muddy formations and plans to bring these wells back into production through internal cashflows.

The Operator will also quantify the potential for shallow, infill undrilled locations in and deeper frontier tests. The Operator proposes testing several wells for associated Helium production from the natural gas reservoir. The Operator’s technical team intends to complete a detailed analysis on the leases to identify potential drilling targets with stacked-pay and which can be drilled to the Pre-Cambrian to test for potential Helium. The Operator further seeks bolt-on acquisitions in the area to add to its leasehold position in Stillwater, Sweet Grass, and Hill Counties.

Phase III

Turnkey Horizontal Well

The Big Wall/Little Wall Field also contains significant potential for horizontal development of the Amsden formation. The Operator will drill a turnkey HZ well to the Tyler or Amsden formation, which has an estimated initial production (“IP”) rate of 150 BOPD. One location has already been identified as having proven net reserves of 152 MBO (PV-10 of $1,500,000 with a $650,000 net investment) and at least 3 other similar structurally high locations in the field with potential to produce in commercial quantities.

BUSINESS STRATEGY

The Company’s primary objective is to deliver a superior risk-adjusted return to its Members combined with field-level participation in the net profits generated from the Assets (“Net Profits Interest” or “NPI”). An investment in the Units of Foothills Production II, LLC, provides prospective Members with an opportunity to receive a pro-rata share of Net Profits Interest payments generated from producing oil and gas wells with proved reserves, low decline rates and established production history. This is accomplished through a Participation Agreement with the owner and Operator of the Assets, providing the Company with a fifty percent (50%) NPI for the first four (4) years and a twenty-five percent (25%) NPI for the following four (4) years in exchange for total consideration of three million U.S. Dollars (USD $3,000,000) (the “Participation Funds”).

July 1, 2019	Page 9 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Membership Unit Structure

Sixty (60) Units of Membership Interest (the “Units”) in Foothills Production II, LLC, at $50,000 per Unit are being offered on behalf of the Company for total proceeds of $3,000,000. Units are being offered to ACCREDITED INVESTORS ONLY, as may be permitted by the jurisdictions in which the Units are to be offered and sold. The purchase price of the Units has been arbitrarily determined by the Manager. Subscriptions must be for at least one (1) Unit, unless an agreement is reached with the Manager to subscribe for less than this minimum purchase in a manner permitted by federal and state securities laws. There is no established public market for these Units, and it is probable that no such market will ever develop. Subscriptions for an investment in each Membership Unit of the Company consists of the following:

A.	Net Profits Interest

(i)	50% Net Profits Interest in the Assets for Years 1-4; and

(ii)	25% Net Profits Interest in the Assets for Years 5-8; and

B.	Common Stock – 50,000 shares of FTXP common stock;

C.	A-Warrant – warrants to buy an additional 50,000 shares of common stock in FTXP at $0.20 per share with an exercise term of 18-months; and

D.	B-Warrant – warrants to buy an additional 50,000 shares of common stock in FTXP at $0.40 per share with an exercise term of 24 months.

Transaction Structure Overview

FOOTHILLS EXPLORATION, INC.
(OTC.QB: FTXP)
Foothills Exploration, LLC
("FEL")
Owner/Operator of MT Assets
$ for oil and gas
Crude Oil and natural gas Marketing Co.
$ for MT Assets
Undisclosed Seller
MT Assets
Participation Agreement ("PA"):
• 50% Net Profits Interest in Years 1-4
• 25% Net Profits Interest in Years 5-8
$ for PA
• 50,000 shares of FTXP restricted common stock
• 50,000 Warrants to buy FTXP stock @ $0.20/share with 18-mth term
• 50,000 Warrants to buy FTXP stock @ $0.40/share with 24-mth term
Foothills Production II, LLC
(the "Company")
$ for Units
Units also include:
Investors

July 1, 2019	Page 10 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

FINANCIAL SUMMARY

A total of 60 Membership Units for $50,000 per Unit are being offered to accredited investors only for total proceeds of $3,000,000. 100% of the Proceeds from the sale of Membership Units will fund the total consideration required under the Participation Agreement (“PA” or “Participation Agreement”) between the Company and the Operator of the Assets. Pursuant to the PA, the Company shall pay the Operator $3,000,000 (the “Participation Funds”) in exchange for a fifty percent (50%) net profits interest in the field level net operating income generated from the producing oil and gas wells being acquired (“NPI” or “Net Profits Interest”) for the first four (4) years and a twenty-five percent (25%) NPI for the following four (4) years. This NPI shall be distributed to Members pro-rata to their total Membership Interest in the Company. For additional details, please see Earned Interests section of the Memorandum and the Participation Agreement attached to the Memorandum as Exhibit B.

An investment in each Membership Unit also includes (i) 50,000 shares of FTXP common stock; (ii) A-Warrant – warrants to buy 50,000 shares of FTXP common stock at $0.20 per share with an exercise term of 18-months; and (iii) B-Warrant – warrants to buy 50,000 shares of FTXP common stock at $0.40 per share with an exercise term of 24 months. For additional details on the Warrants, see WARRANTS section of the Memorandum and Form of FTXP Warrant, attached to the Memorandum as Exhibit F.

Return on Investment Summary

Project is expected to reach payout in 24 months (>$3MM returned to the Company)

50% Net Profits Interest paid in Years 1-4: ~$7,373,596 ($122,893 per Unit)

25% Net Profits Interest paid in Years 5-8: ~$5,310,091 ($88,502 per Unit)

Total Cash on Cash Returned over 8 years: ~$12,683,687 ($211,395 per Unit)

Potential Returns Per Unit

Members also have the potential to achieve additional returns should FTXP’s stock price move upward from current prices in the months following execution of this project.

Investment Per Unit	50% NPI (years 1-4)	25% NPI (years 5-8)	Common Stock	Warrants 1 and 2			
				Qty	Price	Cost	Term
$50,000	$122,893	$88,502	50,000	50,000	$0.200	$10,000	18-months
				50,000	$0.400	$20,000	24-months

FTXP Stock Price	Total Cash Returned	Gross ROI	8-Year NPI	Common Stock	Warrants
$0.10	**$216,395**	333%	$211,395	$5,000	not exercised
$1.00	**$331,395**	563%	$211,395	$50,000	$100,000 - $30,000 = **$70,000**
$3.00	**$631,395**	1163%	$211,395	$150,000	$300,000 - $30,000 = **$270,000**
$5.00	**$931,395**	1763%	$211,395	$250,000	$500,000 - $30,000 = **$470,000**

July 1, 2019	Page 11 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Examples given in the table above are forward-looking statements. which are illustrative of prices that can result, but given the significant risks and lack of liquidity in the market, no assurance can be given of future values on the FTXP common stock or the warrants or of actual returns to investors from oil and gas production. Any of these risks could result in substantial or even complete losses. See RISK FACTORS below.

The table above illustrates a Member’s potential cash-on-cash return on investment for an investment in Membership Units of the Company, based on potential future trading price/share of FTXP’s common stock and projected net profits interest on a per unit basis. There are substantial risks to investing in the securities of FTXP, including FTXP’s need for additional capital, its history of losses, its debt load and the illiquid nature of the market of FTXP’s stock. Please see risks and other disclosures found in FTXP’s SEC filings, including its Annual Report on Form 10-K for the year-ended December 31, 2018, which was filed on April 16, 2019, and its most recent Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed on May 20, 2019.

MT ASSETS - PROFORMA INCOME STATEMENT

Assets Proforma P&L	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8
Net Sales Volumes								
Existing Oil (BOM)	49,704	51,933	51,695	51,695	51,695	51,695	51,695	51,695
New HZ Well (BOM)	31,603	52,792	52,157	50,913	50,913	50,913	50,913	50,913
Natural Gas Sales (Mcf)	152,000	182,400	182,400	182,400	182,400	182,400	182,400	182,400
Avg Net Oil Price Realized	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$70.00	$70.00
Avg Net Gas Price Realized	$2.35	$2.59	$3.13	$3.44	$3.78	$4.16	$4.16	$4.16
Oil & Gas Revenue								
Oil Revenue	$3,658,794	$5,236,230	$5,711,838	$6,156,451	$6,669,488	$7,182,526	$7,182,526	$7,182,526
Gas Revenue	$357,200	$471,504	$518,654	$627,572	$690,329	$759,362	$758,784	$758,784
Total Revenue:	**$4,015,994**	**$5,707,734**	**$6,230,492**	**$6,784,022**	**$7,359,817**	**$7,941,888**	**$7,941,310**	**$7,941,310**
Production Taxes	$514,174	$730,771	$797,700	$868,570	$942,290	$1,016,813	$1,016,739	$1,016,739
Marketing & Transportation	$34,504	$41,405	$41,405	$41,405	$41,405	$41,405	$41,405	$41,405
Total Net LOE	$1,104,007	$1,147,942	$1,182,380	$1,217,852	$1,254,387	$1,292,019	$1,330,780	$1,370,703
Net Operating Profit:	**$2,363,309**	**$3,787,616**	**$4,209,007**	**$4,656,196**	**$5,121,735**	**$5,591,651**	**$5,552,386**	**$5,512,463**
Net Operating Margin	58.8%	66.4%	67.6%	68.6%	69.6%	70.4%	69.9%	69.4%

The pro-forma income statement below illustrates the Company’s projected financial performance based on the Asset’s forecasted lease operating statement above. Results below will differ based on actual expenses and crude oil and gas pricing realized, but management believes the forecast presented below represents a reasonable estimate of the properties’ future potential, given current and expected future commodity prices.

July 1, 2019	Page 12 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

FOOTHILLS PRODUCTION II, LLC - PROFORMA INCOME STATEMENT

Foothills Production II, LLC	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8
Net Profits Interest								
50% NPI (Years 1-4)	$1,181,654	$1,893,808	$2,104,503	$2,328,098				
25% NPI (Years 5-8)					$1,280,434	$1,397,913	$1,388,097	$1,378,116
Total Accumulated CF	$1,181,654	$3,075,462	$5,179,966	$7,508,064	$8,788,498	$10,186,410	$11,574,507	$12,952,623
FP2, LLC Gross Income	**$1,181,654**	**$1,893,808**	**$2,104,503**	**$2,328,098**	**$1,280,434**	**$1,397,913**	**$1,388,097**	**$1,378,116**
	$19,694	$31,563	$35,075	$38,802	$21,341	$23,299	$23,135	$22,969
Less: LLC Operating Expenses								
Management Fee	$18,000	$18,000	$18,000	$18,000	$18,000	$18,000	$18,000	$18,000
Accounting & Bookkeeping	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000
Bank Fees	$1,440	$1,440	$1,440	$1,440	$1,440	$1,440	$1,440	$1,440
Registered Agent Fees	$125	$125	$125	$125	$125	$125	$125	$125
WY - Annual Fee	$52	$52	$52	$52	$52	$52	$52	$52
Subtotal LLC Operating Expense	$33,617	$33,617	$33,617	$33,617	$33,617	$33,617	$33,617	$33,617
	$560	$560	$560	$560	$560	$560	$560	$560
Net Income	**$1,148,037**	**$1,860,191**	**$2,070,886**	**$2,294,481**	**$1,246,817**	**$1,364,296**	**$1,354,480**	**$1,344,499**
Net Income Per Unit	$19,134	$31,003	$34,515	$38,241	$20,780	$22,738	$22,575	$22,408
			4-Yr Total NPI:	$7,373,596			4-Yr Total NPI:	$5,310,091
			4-Yr Net Income/Unit:	**$122,893**			**4-Yr Net Income/Unit:**	**$88,502**
							8-Year Company Total:	$12,683,687
							8-Year Net Income/Unit:	**$211,395**

Operator’s Call Option

After such time as Company has received total payments, through the Net Profits Interest, equal to a sum amounting to at least 200% of the Participation Funds, the Operator shall have the right, but not the obligation, to repurchase the remaining Net Profits Interest of Company (the “Call Option”) for a total consideration equal to the sum of one (1) times the amount of the total Net Profits Interest payments received by the Company during the preceding twelve (12) months (the “Call Option Payment”). The Company shall be required to sell its remaining Net Profits Interest to the Operator upon exercise of the right described herein.

The Operator may only exercise this right after the Company has distributed at least two (2) times the amount of Participation Funds. If the Operator desires to exercise its right described herein, the Operator shall submit to Company, in writing, a notice (the “Call Notice”) indicating that it wishes to repurchase one hundred percent (100%) of the Net Profits Interest described herein. The closing date of such repurchase shall be no more than thirty (30) days following the date of the Call Notice. The Operator’s Call Option described herein shall be deemed exercised on the date upon which the Operator sends the Call Notice. On the date designated by the Operator in the Call Notice, the Operator shall pay the Call Price to the Company by wire transfer of immediately available funds to such account as is designated by the Company.

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FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

USE OF PROCEEDS

The Company will use proceeds from the sale of Units to fund the consideration required for the Company’s Participation Agreement with the Operator of the Assets, which provides the Company with a Net Profits Interest equal to fifty percent (50%) for the first four (4) years and twenty-five percent (25%) for the following four (4) years. The Operator’s planned use of proceeds is summarized below.

Category	Total Proceeds	Percentage of Proceeds
Wells, Leasehold, Equipment, Bonding and NPI Acquisition Costs	$1,700,000	56.7%
Turnkey Shallow Horizontal Well	$650,000	21.7%
Optimization of Sumatra and Big Wall / Little Wall Fields	$500,000	16.7%
Natural Gas Assets Development	$150,000	5.0%
TOTAL USE OF PROCEEDS	$3,000,000	100.0%

The above table assumes no broker-dealer commissions will be paid in connection with the sale of Units. All offering related expenses and all Company operating expenses, including but not limited to management fees, banking fees, accounting and bookkeeping expenses will be paid by the Company (see Company proforma income statement in Financial Summary section above).

In the event that less than the Total Offering Proceeds are raised, the Manager shall have the right to close the Offering at that time and provide investors who are admitted as Members with their net income distributions, shares of FTXP common stock and FTXP warrants in direct proportion to their investment made and number of Units purchased, in accordance with the other terms and conditions described in this Memorandum. In such event, then the Company shall pay the Operator a sum that is less than the total $3,000,000 Participation Funds described herein, and the Operator shall provide the Company with a Net Profits Interest in pro-rata to the amount of actual Participation Funds remitted by the Company to the Operator. The Operator reserves the right to raise funds necessary to acquire and optimize the Assets from other sources and will do so, in the event less than the Total Offering Proceeds are raised. For additional details, please see Earned Interests section of the Memorandum and the Participation Agreement attached to the Memorandum as Exhibit B.

ENERGY MARKET ENVIRONMENT

Market Opportunity

Crude Oil Outlook

In May 2019, Brent crude oil prices averaged $71 per barrel, which was largely unchanged from April 2019. However, escalating global tensions between the United States and China over uncertain tariffs on trade and other prevailing economic or political conditions could weigh on global demand for oil over the near and intermediate-terms. In its June 11th short-term energy outlook, the EIA lowered its forecast for Brent crude oil to $67 per barrel from $70 per barrel for 2019 and reiterated its 2020 Brent crude price forecast of $67 a barrel.

Natural Gas Outlook

Future Natural Gas Price Increases Are Likely

For the first time since 1957 the U.S. was a net exporter of natural gas in 2017. Looking ahead, U.S. LNG exports are forecasted to quintuple by 2019 from 2017 levels to 9.6 billion cubic feet per day or 3.5 trillion cubic feet per year with the U.S. on track to become the world’s 3rd largest natural gas exporter by 20201

Natural gas prices are projected to increase as growing demand eclipses current and expected near-term supplies of U.S. natural gas production coming online.

1 U.S. Energy Information Administration (“EIA”) Annual Energy Outlook 2018

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FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Drivers of natural gas demand growth are:

1.	Pipeline exports to Mexico

2.	LNG Exports

3.	Power Generation switching from coal to gas

“Gas to overtake coal as world’s second largest energy source by 2030,” says International Energy Agency (“IEA”)[2]. The IEA predicts that:

●	Natural gas will be fastest growing fossil fuel

●	Global gas demand to rise by 1.6 percent a year to 2040

●	Coal to fall behind renewables in power generation mix

According to the EIA, natural gas production will account for nearly 39% of U.S. energy production by 2050 in the Reference case3.

The 1Q2019 saw significant divergence between oil and natural gas prices as fundamentals turned bullish for oil while a moderate heating season limited natural gas demand. West Texas Intermediate (“WTI”) prices rose by $13.12 from the previous quarter’s close of $47.42 to $60.54 closing price in 1Q2019, representing a quarter-over-quarter increase of 27.7%.

The flip side to oil’s story were natural gas prices as the Henry Hub natural gas price fell by $0.52/MMBtu from the previous quarter’s close of $3.25/MMBtu to $2.73/MMBtu closing price in 1Q2019, representing a quarter-over-quarter decrease of 16.0%. Heading into 2019, we continue to be moderately bullish from current levels for both WTI oil prices and natural gas prices as strong global demand and supply disruptions are partially offset by rising U.S. oil and natural gas production from U.S. shale formations.

Crude Oil

Oil: During the 1Q2019, oil prices rebounded to record its largest first quarter gains in nearly a decade. The catalysts for the strong rebound for oil prices can be attributed to fears of a global economic slowdown dissipating and U.S. sanctions on Venezuela and Iran are now limiting global oil supplies. The Energy Information Administration (“EIA”) in its Short-Term Energy Outlook dated April 9, 2019 reiterated its forecast for WTI crude oil prices to average $61 per barrel in 2019 and $58 a barrel in 2020.

Natural Gas

A moderate heating season limited residential and commercial heating demand, which lead to lower natural gas prices during 1Q2019. The Energy Information Administration (“EIA”) in its Short-Term Energy Outlook dated April 9, 2019 forecasts that natural gas storage injections will outpace the previous five-year average during the April-through-October 2019 injection season. The EIA expects Henry Hub natural gas spot prices will average $2.82/MMBtu in 2019, down 33 cents/MMBtu from 2018 and for 2020, the EIA expects Henry Hub spot price to average $2.77/MMBtu.

Atlas Research predicts a major gas supply shortage and says natural gas prices could double in 2019[4]. From April 23rd through October 23rd 2018, spot natural gas prices are up nearly 20% from $2.74 to $3.22. Furthermore, since 2012, five of the 10 largest U.S. gas producers have cut their total gas production in half (see Figure 1).

2 International Energy Agency World Energy Outlook 2018

3 U.S. Energy Information Administration Annual Energy Outlook 2018

4 How Natural Gas Prices Could Double in 2019. Atlas Research Summary. SeekingAlpha.com, October 24, 2018.

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FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Atlas suggests that although natural gas production increased by 10.4% in 2018, that increase was largely driven by a temporary surge in pipeline commitments. Based on the latest EIA data through July 2018, U.S. gas production has grown by 7.6 Bcf/d while demand has grown by 8.9 Bcf/d, creating a supply-demand gap of 1.3 Bcf/d. In other words, despite 2018’s huge supply growth, demand is growing even faster. The last time gas inventories fell this low back in 2005, gas traded for over $12.

By far, the biggest source of new gas demand will come from the more than 150% increase in U.S. LNG export capacity next year. An onslaught of new LNG projects coming online over the next 18 months will boost U.S. LNG export capacity by more than 150% to 8.4 Bcf/d, adding 5.2 Bcf/d of new gas demand (see Figure 2). And even with these new projects coming online, some believe the world could still face an LNG shortage by mid-2020s due to booming global demand for natural gas. Within the next decade,

Atlas Research also predicts that the U.S. will become the Saudi Arabia of natural gas – a global swing producer with huge influence over the booming global natural gas market.

Mexico is also joining the rest of the world in moving towards natural gas as a power generation fuel but meanwhile the country’s gas fields have posted stunning declines of roughly 40%. As a result, the U.S. is meeting Mexico’s growing demand for natural gas through several major gas pipeline projects currently under construction to transport natural gas produced in the Permian Basin and South Texas down to Mexico. According to energy data firm Genscape, in July 2018, U.S. gas exports to Mexico hit a record of 5 Bcf/d – or 6% of U.S. supply. Between now and 2020 another six major pipelines are projected to come online that will grow U.S. exports beyond 8 Bcf/d.

Along with record export volumes, U.S. natural gas demand for power generation just set a new record high in July, when the U.S. burned through 39.6 Bcf/d of gas. This year alone, U.S. utilities will add nearly 21 gigawatts (GW) of gas fired power generation – the largest annual increase in over a decade. Natural gas is the fastest growing fuel source for U.S. power generation, growing by 3.8 Bcf/d through July 2018 (see Figure 3).

MONTANA OIL AND GAS

Montana’s complex and diverse geologic setting has long provided opportunities for successful exploration and development activities aided by science and technology advancements. The oil and gas industry has explored virtually every geologic basin in state over the last century, albeit some have been only lightly explored. The traditional producing areas include the Montana portions of the Williston, Powder River in southeastern part of the state, and Big Horn Basins in the south-central Montana. The Sweet Grass Arch and other central Montana areas contribute to the state’s production.

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FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Sumatra Field

The Northwest Sumatra oil field, located on the Central Montana uplift, was discovered in July, 1952. The discovery well, The Texas Company’s Grebe No. 1, was located on the basis of seismic investigations by The Texas Company. This geophysical work indicated slight seismic closure on one of the echelon folds characterizing the Central Montana uplift between Ragged Point Dome on the west and Ingomar Dome on the east. The surface formation in the field is Upper Cretaceous in age. The stratigraphic section drilled in the area consists of Cretaceous, Jurassic, Pennsylvanian, and Mississippian rocks. Oil is obtained from lenticular sands developed in two zones in the Upper Heath transition zone of Upper Mississippian age. The origin of these lenticular sands is attributable to sand-bar and dune development associated with estuarine and lagoonal conditions of deposition.

Lake Basin

The Lake Basin field is situated in south-central Montana and includes portions of Sweet Grass, Stillwater, Musselshell, and Yellowstone counties. It embraces an area of about 1,000 square miles between the Chicago, Milwaukee and St. Paul Railway and the main line of the Northern Pacific Railway.

RISK FACTORS

An investment in Membership Units in the Company bears numerous risks in addition to all of the usual risks associated with oil and gas operations, all of which could render us unsuccessful. This Business Plan contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

For a more complete description of all the Risk Factors associated with an investment in Units, please read “RISK FACTORS” and “FORWARD-LOOKING INFORMATION” sections of the Memorandum. Also see FTXP’s public filings with the U.S. Securities & Exchange Commission.

COMPANY MANAGEMENT

Charles Robert Cox, is the Company Manager and B.P. Allaire is the Company Secretary and serves at the pleasure of the Manager.

Manager

Charles Robert Cox

Mr. Cox manages the Company’s day-to-day operations. He has practiced law for over 44 years, during which he has principally been involved with various facets of energy law. Mr. Cox has represented entities associated with drilling hundreds of oil and gas wells throughout New Mexico, Kansas, Oklahoma, Illinois, Texas, Louisiana, Utah, Wyoming, and Pennsylvania. He previously served as attorney for ONEOK, Inc., where he was involved with all of the natural gas regulatory and rate proceedings for the largest natural gas public utility in Oklahoma over a 7-year period. His duties included serving as liaison with Oklahoma’s United States Senators on energy policy related to the natural gas industry and drafting of federal legislation.

Mr. Cox has also been involved with the formation of two major natural gas pipelines, Ozarka and ONG Western, the related oil and gas leasehold positions, and related drilling and exploration agreements as well as acquisition of other positions in the basins involved. One of his clients has been the inventor of some of the base technology and equipment involved with modern horizontal drilling technologies, Les Bond of Delta Directional Drilling. Mr. Cox has a Juris Doctorate from the University of Oklahoma. While in law school, he served as editor Oklahoma Law Review for three years and he also worked as a research assistant to Dean Kuntz, author of Kuntz, A Treatise on the Law of Oil and Gas. Mr. Cox has a B.B.A. in Accounting, with a minor in Management also from University of Oklahoma. Mr. Cox shall be paid an annual salary of $9,000 (or $750 per month), which salary shall be paid directly by the Company.

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FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Secretary

B.P. Allaire

As Secretary, Mr. Allaire’s duties consist of assisting the Manager in administering the corporate affairs of the Company. Mr. Allaire shall be paid an annual salary of $9,000 (or $750 per month), which salary shall be paid directly by the Company. (See B.P. Allaire below).

OPERATOR MANAGEMENT

Foothills Exploration, LLC (the “Operator”), will acquire and operate the Assets. Foothills Exploration, LLC, is an indirect wholly-owned subsidiary of Foothills Exploration, Inc. (“FTXP”). FTXP is publicly listed on the OTC.QB exchange (www.otcmarkets.com). The officers and directors of FTXP are:

CEO, Interim CFO & Director

B.P. Allaire

Mr. Allaire is Chief Executive Officer, Interim Chief Financial Officer and Director of FTXP and has served in these capacities since March 2016. He also serves as an officer and director of FTXP subsidiaries. Mr. Allaire has over 26 years international work experience in finance, sales, marketing, strategy, operations, business development, mergers & acquisitions and operations management across a wide variety of industries. Mr. Allaire is the former Managing Partner of Versailles Capital Partners, LLC, a multi-discipline strategic advisory and business development firm based in Los Angeles.

Since 2007, Mr. Allaire has provided business development, financial management and strategic advisory services to numerous clients including various partnerships operating in the exploration and development of oil and gas in the Mid-Continent and Gulf-coast regions of the U.S. Mr. Allaire graduated with a B.S. in Management, A.S. in Finance & Investments, and A.S. in Advertising & Public Relations from Johnson & Wales University in Providence, RI. He earned his M.B.A. from Harvard University Graduate School of Business.

Executive Vice President of Finance & Director

Christopher C. Jarvis

Mr. Jarvis is Executive Vice President of Finance and Director for FTXP and Vice President of Risk Management and Director of Foothills Petroleum Inc. (“FPI”). He assumed his Director roles in March 2016 and his Officer roles in March 2017. He has over 20 years of capital markets and investments experience covering the equity, commodity, and fixed-income markets. He engineered and executed energy risk management hedges for large multi-national companies and as a publishing analyst, he was ranked #1 by Bloomberg’s BARR analyst ranking system. He is a Certified Financial Analyst (CFA) and also a Certified Market Technician (CMT). He routinely appears on CNBC, Fox Business News, and Reuters. He is a contributor to major print media outlets including Reuters, Bloomberg and the Wall Street Journal as an oil and gas analyst.

Mr. Jarvis earned a B.A. in Arts History from University of Massachusetts and an M.B.A. from the University of Connecticut, with a concentration in finance. He is a member of the CFA Institute and also the Market Technicians Association (MTA). He was a member of the University of Connecticut Financial Accelerator Advisory Board from 2003-2013 and previously served as the Vice President of the Autism Society of New Hampshire (2004-09).

July 1, 2019	Page 18 of 19

FOOTHILLS PRODUCTION II, LLC	Confidential Business Plan

Vice President of Business Development

Tara Roberts

Ms. Roberts is Vice President of Business Development of Foothills Exploration, Inc. Ms. Roberts formerly spent over 7 years working across a variety of disciplines within the U.S. oil and gas industry, including positions as landman, revenue accountant and business development specialist. Ms Roberts began her career in 2012 at Chesapeake Energy Corporation (NYSE: CHK) – the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the United States – where she held various positions over an almost four-year tenure. She also previously worked at Echo Energy as a Business Development Specialist. In 2016, Ms. Roberts founded and established Eldorado Energy, Inc., an Oklahoma City-based company focused on acquisition of working interests, mineral rights and leaseholds.

Ms. Roberts earned a B.A. in Psychology from the University of Oklahoma and an M.S. in Law, with a concentration in Energy Law, from Oklahoma City University, where she graduated with high honors. She is a member of the AAPL (American Association of Professional Landmen) and Young Professionals in Energy. She was also the recipient of the 2017 Oklahoma Forty Under 40 award.

Director

Alex M. Hemb

Mr. Hemb is a Director of FTXP and has also served as a Director of FPI since its inception. He has over 25 years international experience working as a petroleum engineer both onshore and offshore, having worked in Norway, Canada, Belize, Germany, and Scotland in addition to the U.S. He engineered and developed technology for separating oil and water and commercialized this into a successful company providing oil/water separation services to the oil and gas industry. Mr. Hemb is the former Vice President of Engineering for Helmer Directional Drilling, where he worked for 15 years. He has provided petroleum engineering services to the Company, supporting oil and gas field operations since 2016.

Mr. Hemb spent nine years working across a variety of engineering, planning and sales roles with Baker Hughes both in the U.S. and internationally. Mr. Hemb has a B.S. and M.Sc. in Petroleum Engineering from Montana Tech and he also holds certifications from various oil and gas technical schools.

Executive Chairman and CEO/Director of Foothills Petroleum, Inc.

Kevin J. Sylla

Mr. Sylla, since May 2017, is Executive Chairman of Foothills Exploration, Inc. (“FTXP”) and also serves as CEO and Director of FPI, a wholly-owned key operating subsidiary of the Company. He assumed his CEO/Director roles in March 2017. Mr. Sylla was formerly CEO of Northern Lynx Exploration, where he oversaw the acquisition of approximately 100 wells, 5,000 associated acres and an oilfield services company all located in the Illinois Basin. His experience also extends to the Forest City and Cherokee basins in Kansas, where he managed over 100 wells and the acquisition of over 10,000 associated acres.

Mr. Sylla has over a decade of oil and gas industry experience with extensive knowledge in business development, mergers and acquisitions, and management of oil and gas field operations. He is the managing member of Wilshire Energy Partners, LLC, a principal shareholder of FTXP and has provided consulting services to FTXP and its subsidiaries since its formation. During his career, Mr. Sylla has drilled, reworked and overseen the management of hundreds of wells. Mr. Sylla completed the Petroleum Land Management Program at Texas Christian University and earned his Energy & Finance Management Certification from the University of Denver.

For more information, please contact:

Charles R. Cox, Manager

Foothills Production II, LLC

10940 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

Office: (424) 901-6655

Production2@foothillspetro.com

July 1, 2019	Page 19 of 19